Exhibit 99.1

For Immediate Release

For Further Information Contact:
Roy A. Fletcher, Investor Relations
Crusader Energy Group Inc.
(405) 241-1847

CRUSADER ENERGY GROUP INC. ANNOUNCES $250 MILLION 2ND LIEN TERM FACILITY
Oklahoma City, OK — July 21, 2008 — Crusader Energy Group Inc. (AMEX: KRU) (“Crusader”) today announced that effective on July 18, 2008 it entered into a five-year $250 million second lien term facility with JPMorgan Chase Bank, N.A., as administrative agent. The Second Lien Term Facility replaces our existing $30 million second lien term facility with UnionBanCal Equities, Inc. The Second Lien Term Loan Facility bears interest at LIBOR (subject to a floor of 3.50%) plus 7.75% or the reference rate, as defined, plus 6.75% and matures on July 18, 2013. It is secured by substantially all of the proved oil and gas assets and all personal property of the Company and its subsidiaries and by guarantees of each of the Company’s subsidiaries.
Proceeds of the Second Lien Term Loan Facility were used to refinance outstanding debt under the 1st and 2nd lien facilities and will be used to fund the Company’s drilling activity, acquisitions and general corporate purposes.
“We are pleased to consummate this transaction in the face of the present turbulence in the financial markets,” said John G. Heinen, Senior Vice President and Chief Financial Officer. “This facility provides us with the necessary capital to execute our business strategy for the foreseeable future.”
ABOUT CRUSADER ENERGY GROUP INC.
Oklahoma City-based Crusader Energy Group Inc. is an oil and gas company with assets focused in various producing domestic basins. The company has a primary focus on the development of unconventional resource plays which includes the application of horizontal drilling and cutting edge completion technology aimed at developing shale and tight sand reservoirs. The Crusader assets are located in various domestic basins, the majority of which are in the Anadarko Basin and Central Uplift, Ft. Worth Basin Barnett Shale, Delaware Basin, Val Verde Basin, and the Bakken Shale of the Williston Basin.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Federal securities laws and regulations. Forward-looking statements are estimates and predictions by management about the future outcome of events and conditions that could affect Crusader’s business, financial condition and results of operations. We use words such as, “will,” “should,” “could,” “plans,” “expects,” “likely,” “anticipates,” “intends,” “believes,” “estimates,” “may,” and other words of similar expression to indicate forward-looking statements.
There is no assurance that the estimates and predictions contained in our forward-looking statement will occur or be achieved as predicted. Any number of factors could cause actual results to differ materially from those referred to in a forward-looking statement, including drilling risks, operating hazards and other uncertainties inherent in the exploration for, and development and production of, oil and gas; volatility in oil and gas prices; drilling and operating risks in the unconventional reservoirs in which we operate, including uncertainties in interpreting engineering, reservoir and reserve data; the availability of technical personnel and drilling equipment; the timing and installation of processing and treatment facilities, third-party pipelines and other transportation facilities and equipment; changes in interest rates; and increasing production costs and other expenses.
Further information on risks and uncertainties affecting the business of Crusader is available in our reports filed with the Securities and Exchange Commission which are incorporated by this reference as though fully set forth herein. We undertake no obligation to publicly update or revise any forward-looking statement.